Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Celanese Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-122789, 333-128048, 333-158734, 333-158736, 333-166358, and 333-180932) and on Form S-3 (No. 333-173822) of Celanese Corporation of our reports dated February 8, 2013, with respect to the consolidated balance sheets of Celanese Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Celanese Corporation.

/s/ KPMG LLP

Dallas, Texas
February 8, 2013